Term sheet
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014
Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated April 30, 2015; Rule 433
Structured Investments	$ Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index due May 31, 2017
General
•
The notes are designed for investors who seek an uncapped, leveraged return that reflects any appreciation of the S&P 500® Index, determined based on the arithmetic average of the closing levels of the Index on the quarterly Averaging Dates multiplied by the Upside Leverage Factor of at least 1.05.

•	Investors are also exposed to any depreciation of the Index by more than 15%, based on the performance of the Index on the final Averaging Date.
•
Investors should be willing to forgo interest and dividend payments and, if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return, be willing to lose up to 85% of their principal.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $1,000 and integral multiples thereof.
Key Terms
Index:	The S&P 500® Index (Bloomberg Ticker: SPX)
Payment at Maturity:
The payment at maturity on the notes will reflect the Upside Leverage Factor times any appreciation of the Index reflected in the Average Index Return (determined based on the arithmetic average of the closing levels of the Index on the quarterly Averaging Dates) and any depreciation of the Index reflected in the Index Return (determined based on the closing level of the Index on the final Averaging Date) by more than the Buffer Amount.  Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 × (1 + Leveraged Upside Return + Buffered Downside Return)
You will lose up to 85% of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.
Leveraged Upside Return:	The Leveraged Upside Return will be calculated as follows:
Average Index Return × Upside Leverage Factor,
provided that the Leveraged Upside Return will not be less than 0%.
Buffered Downside Return:	The Buffered Downside Return will be calculated as follows:
Index Return + 15%,

provided that the Buffered Downside Return will not be greater than 0%.  Because the Buffered Downside Return will never be greater than 0%, you will be exposed to any depreciation of the Index in excess of the Buffer Amount , but you will receive no benefit from any appreciation of the Index or any depreciation of the Index in an amount less than the Buffer Amount reflected in the Index Return.

Upside Leverage Factor:	At least 1.05. The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.05.
Buffer Amount:	15%
Average Index Return:	(Average Index Level – Initial Index Level) Initial Index Level
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The closing level of the Index on the Pricing Date
Average Index Level:	The arithmetic average of the closing levels of the Index on the Averaging Dates
Ending Index Level:	The closing level of the Index on the final Averaging Date
Pricing Date:	On or about May 26, 2015
Original Issue Date (Settlement Date):	On or about May 29, 2015
Averaging Dates†:	August 26, 2015, November 27, 2015, February 26, 2016, May 26, 2016, August 26, 2016, November 28, 2016, February 27, 2017 and May 25, 2017
Maturity Date†:	May 31, 2017
CUSIP:	48125UQJ4
†
Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$	$—	$
(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  If the notes priced today, the selling commissions would be approximately $2.50 per $1,000 principal amount note and in no event will these selling commissions exceed $12.50 per $1,000 principal amount note.   See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $979.10 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

April 30, 2015

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, and “Risk Factors” in the accompanying underlying supplement no. 1a-I as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-1

Selected Purchase Considerations

•
UNCAPPED APPRECIATION POTENTIAL IF THE LEVERAGED UPSIDE RETURN (DETERMINED USING A QUARTERLY AVERAGING CONVENTION) IS SUFFICIENT TO OFFSET THE BUFFERED DOWNSIDE RETURN — The notes provide the opportunity to enhance equity returns by multiplying a positive Average Index Return by the Upside Leverage Factor to determine the Leveraged Upside Return.  If the Leveraged Upside Return is sufficient to offset the Buffered Downside Return, you will earn a positive return on the notes at maturity.  The Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.05.

The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the movement of the Index.  The Average Index Return will reflect the performance of the Index, expressed as a percentage, from the Initial Index Level to the Average Index Level, which will be the arithmetic average of the closing levels of the Index on the quarterly Averaging Dates.  See “Selected Risk Considerations — The Quarterly Averaging Convention Used to Calculate the Average Index Level Could Limit Returns” below.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•
LIMITED PROTECTION AGAINST LOSS — We will pay you at least your principal back at maturity if the Ending Index Level is less than the Initial Index Level by up to 15%.  The Ending Index Level is equal to the closing level of the Index on the final Averaging Date and, unlike the Average Index Level, is not subject to quarterly averaging.  If the Ending Index Level is less than the Initial Index Level by more than 15%, for every 1% that the Ending Index Level is less than the Initial Index Level by more than 15%, the Buffered Downside Return will worsen by 1%, which will offset any Leveraged Upside Return.  Accordingly, you will lose up to 85% of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.

•
RETURN LINKED TO THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index.  The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.
If on any Averaging Date it becomes impossible that the amount due at maturity will be less than your principal, the IRS could assert that you should be viewed as having exchanged your notes for new notes, in which case you could be required to recognize gain at that time, and the timing and character of income or loss with respect to your notes could thereafter be affected.  You should consult your tax adviser regarding this potential issue.
In any case, the IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-2

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities included in the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no 1a-I.
•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $150 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co.  The return on the notes at maturity is based on the Leveraged Upside Return and the Buffered Downside Return.  The Leveraged Upside Return reflects any appreciation of the Index based on the Average Index Return multiplied by the Upside Leverage Factor, while the Buffered Downside Return reflects any depreciation of the Index based on the Index Return by more than 15%.

The Average Index Return reflects the performance of the Index expressed as a percentage, from the Initial Index Level to the Average Index Level, which will be the arithmetic average of the closing levels of the Index on the quarterly Averaging Dates.  The Index Return reflects the performance of the Index, expressed as a percentage, from the Initial Index Level to the Ending Index Level, which will be the closing level of the Index on the final Averaging Date.
Your investment may be exposed to a loss if the Ending Index Level is less than the Initial Index Level by more than 15%.  For every 1% that the Ending Index Level is less than the Initial Index Level by more than 15%, the Buffered Downside Return will worsen by 1%.  Accordingly, you will lose up to 85% of your principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.
•
WITH RESPECT TO THE CALCULATION OF THE BUFFERED DOWNISIDE RETURN, YOU WILL NOT BENEFIT FROM ANY APPRECIATION OF THE INDEX OR ANY DEPRECIATION OF THE INDEX IN AN AMOUNT LESS THAN THE BUFFER AMOUNT BASED ON THE ENDING INDEX LEVEL — Even if the Ending Index Level is greater than the Initial Index Level or is less than the Initial Index Level by up to the Buffer Amount, the Buffered Downside Return will not be greater than 0%.  Accordingly, the Buffered Downside Return will not provide any positive contribution to the return on the notes at maturity.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
ANY POSITIVE LEVERAGED UPSIDE RETURN MAY BE MODERATED OR MORE THAN OFFSET BY ANY NEGATIVE BUFFERED DOWNSIDE RETURN — The payment at maturity on the notes will be reduced to reflect any depreciation of the Index in excess of the Buffer Amount from the Initial Index Level to the Ending Index Level, which is equal to the closing level of the Index on the final Averaging Date.  This will be true even if the Index appreciates from the Initial Index Level to the Average Index Level, which will be the arithmetic average of the closing levels of the Index on the quarterly Averaging Dates.  Therefore, in calculating the payment at maturity, any positive Leveraged Upside Return may be moderated, or more than offset, by any negative Buffered Downside Return.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We are also currently one of the companies that make up the S&P 500® Index.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.
•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-3

The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.
•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the level of the Index;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities included in the Index;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower)

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-4

than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
•
THE QUARTERLY AVERAGING CONVENTION USED TO CALCULATE THE AVERAGE INDEX LEVEL COULD LIMIT RETURNS — Your investment in the notes may not perform as well as an investment the return of which is based solely on the performance of the Index on a single day near the end of the term of the notes for both upside and downside exposure to the Index.  Your ability to earn a positive return on the notes at maturity may be limited by the quarterly averaging used to calculate the Average Index Level and the Leveraged Upside Return, especially if there is a significant decline in the level of the Index on the Averaging Dates or if there is significant volatility in the closing level of the Index during the term of the notes.  Accordingly, you may not receive the benefit of the full appreciation of the Index between each of the Averaging Dates or between the Pricing Date and the final Averaging Date.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities included in the Index would have.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Upside Leverage Factor will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Upside Leverage Factor.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-5

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following tables and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes, assuming a range of performances for the Index.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The hypothetical total returns set forth below assume an Initial Index Level of 2,100 and an Upside Leverage Factor of 1.05 and reflects the Buffer Amount of 15%.  The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.05.  The Average Index Level is the arithmetic average of the closing levels of the Index on the quarterly Averaging Dates of the notes and is not the closing level of the Index on the final Averaging Date.  The Ending Index Level is the closing level of the Index on the final Averaging Date.  For more information about how the Average Index Level is calculated, see “Sensitivity Analysis — Hypothetical Average Index Levels” below.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.  The numbers appearing in the following tables and the examples have been rounded for ease of analysis.

Scenario A: Each of the Average Index Level and the Ending Index Level is equal to or greater than the Initial Index Level.

If each of the Average Index Level and the Ending Index Level is equal to or greater than the Initial Index Level, the Leveraged Upside Return will reflect the Average Index Level times the Upside Leverage Factor, and the Buffered Downside Return will be equal to 0%, regardless of any appreciation of the Ending Index Level above the Initial Index Level.  The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Average Index Level	Average Index Return	Leveraged Upside Return	Buffered Downside Return	Total Return
3,780.00	80.00%	84.000%	0.00%	84.000%
3,570.00	70.00%	73.500%	0.00%	73.500%
3,360.00	60.00%	63.000%	0.00%	63.000%
3,150.00	50.00%	52.500%	0.00%	52.500%
2,940.00	40.00%	42.000%	0.00%	42.000%
2,730.00	30.00%	31.500%	0.00%	31.500%
2,520.00	20.00%	21.000%	0.00%	21.000%
2,415.00	15.00%	15.750%	0.00%	15.750%
2,310.00	10.00%	10.500%	0.00%	10.500%
2,205.00	5.00%	5.250%	0.00%	5.250%
2,152.50	2.50%	2.625%	0.00%	2.625%
2,100.00	0.00%	0.000%	0.00%	0.000%

The following example illustrates how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 2,100 to an Average Index Level of 2,205.00.  Because the Average Index Level of 2,205.00 is greater than the Initial Index Level of 2,100 and the Average Index Return is 5%, the Leveraged Upside Return is equal to 5.25%.  Because the Ending Index Level is equal to or greater than the Initial Index Level, the Buffered Downside Return is 0%.  Accordingly, the investor receives a payment at maturity of $1,079.00 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5.25% + 0%) = $1,052.50

Scenario B: Each of the Average Index Level and the Ending Index Level is equal to or less than the Initial Index Level.

If each of the Average Index Level and the Ending Index Level is equal to or less than the Initial Index Level, the Leveraged Upside Return will be equal to 0%, regardless of any depreciation of the Average Index Level below the Initial Index Level, and the Buffered Downside Return will reflect any depreciation of the Ending Index Level below the Initial Index Level by more than the Buffer Amount.  The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Ending Index Level	Index Return	Leveraged Upside Return	Buffered Downside Return	Total Return
2,100.00	0.00%	0.00%	0.0000%	0.0000%
1,995.00	-5.00%	0.00%	0.0000%	0.0000%
1,890.00	-10.00%	0.00%	0.0000%	0.0000%
1,785.00	-15.00%	0.00%	0.0000%	0.0000%
1,680.00	-20.00%	0.00%	-5.00%	-5.00%
1,470.00	-30.00%	0.00%	-15.00%	-15.00%
1,260.00	-40.00%	0.00%	-25.00%	-25.00%
1,050.00	-50.00%	0.00%	-35.00%	-35.00%
840.00	-60.00%	0.00%	-45.00%	-45.00%
630.00	-70.00%	0.00%	-55.00%	-55.00%
420.00	-80.00%	0.00%	-65.00%	-65.00%
210.00	-90.00%	0.00%	-75.00%	-75.00%
0.00	-100.00%	0.00%	-85.00%	-85.00%

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-6

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index decreases from the Initial Index Level of 2,100 to an Ending Index Level of 1,785.  Because the Average Index Level is equal to or less than the Initial Index Level, the Leveraged Upside Return is 0%.  Because the Ending Index Level of 1,785 is less than the Initial Index Level of 2,100 by up to the Buffer Amount of 15%, the Buffered Downside Return is equal to 0%.  Accordingly, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + 0%) = $1,000

Example 2: The level of the Index decreases from the Initial Index Level of 2,100 to an Ending Index Level of 1,050.  Because the Average Index Level is equal to or less than the Initial Index Level, the Leveraged Upside Return is 0%.  Because the Ending Index Level of 1,050 is less than the Initial Index Level of 2,100 by more than the Buffer Amount of 15% and the Index Return is -50%, the Buffered Downside Return is equal to -35.00%.  Accordingly, the investor receives a payment at maturity of $650 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + -35.00%) = $650

Scenario C: The Average Index Level is equal to or greater than the Initial Index Level, while the Ending Index Level is equal to or less than the Initial Index Level.

If the Average Index Level is equal to or greater than the Initial Index Level, the Leveraged Upside Return will reflect the Average Index Level times the Upside Leverage Factor.  If the Ending Index Level is equal to or less than the Initial Index Level, the Buffered Downside Return will reflect any depreciation of the Ending Index Level below the Initial Index Level by more than the Buffer Amount.  Accordingly, under these circumstances, the Leveraged Upside Return and the Buffered Downside Return will wholly or partially offset each other, and the investor will lose some or all of their principal amount at maturity if the Leveraged Upside Return is not sufficient to offset the Buffered Downside Return.  The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Average Index Level	Average Index Return	Leveraged Upside Return	Ending Index Level	Index Return	Buffered Downside Return	Total Return
3,150.00	50.00%	52.50%	2,100.00	0.00%	0.00%	52.50%
3,150.00	50.00%	52.50%	1,995.00	-5.00%	0.00%	52.50%
3,150.00	50.00%	52.50%	1,890.00	-10.00%	0.00%	52.50%
3,150.00	50.00%	52.50%	1,575.00	-25.00%	-10.00%	42.50%
3,150.00	50.00%	52.50%	1,050.00	-50.00%	-35.00%	17.50%
3,150.00	50.00%	52.50%	0.00	-100.00%	-85.00%	-32.50%
2,520.00	20.00%	21.00%	2,100.00	0.00%	0.00%	21.00%
2,520.00	20.00%	21.00%	1,995.00	-5.00%	0.00%	21.00%
2,520.00	20.00%	21.00%	1,890.00	-10.00%	0.00%	21.00%
2,520.00	20.00%	21.00%	1,575.00	-25.00%	-10.00%	11.00%
2,520.00	20.00%	21.00%	1,050.00	-50.00%	-35.00%	-14.00%
2,520.00	20.00%	21.00%	0.00	-100.00%	-85.00%	-64.00%
2,310.00	10.00%	10.50%	2,100.00	0.00%	0.00%	10.50%
2,310.00	10.00%	10.50%	1,995.00	-5.00%	0.00%	10.50%
2,310.00	10.00%	10.50%	1,890.00	-10.00%	0.00%	10.50%
2,310.00	10.00%	10.50%	1,575.00	-25.00%	-10.00%	0.50%
2,310.00	10.00%	10.50%	1,050.00	-50.00%	-35.00%	-24.50%
2,310.00	10.00%	10.50%	0.00	-100.00%	-85.00%	-74.50%
2,205.00	5.00%	5.25%	2,100.00	0.00%	0.00%	5.25%
2,205.00	5.00%	5.25%	1,995.00	-5.00%	0.00%	5.25%
2,205.00	5.00%	5.25%	1,890.00	-10.00%	0.00%	5.25%
2,205.00	5.00%	5.25%	1,575.00	-25.00%	-10.00%	-4.75%
2,205.00	5.00%	5.25%	1,050.00	-50.00%	-35.00%	-29.75%
2,205.00	5.00%	5.25%	0.00	-100.00%	-85.00%	-79.75%
2,100.00	0.00%	0.000%	2,100.00	0.00%	0.00%	0.00%
2,100.00	0.00%	0.000%	1,995.00	-5.00%	0.00%	0.00%
2,100.00	0.00%	0.000%	1,890.00	-10.00%	0.00%	0.00%
2,100.00	0.00%	0.000%	1,575.00	-25.00%	-10.00%	-10.00%
2,100.00	0.00%	0.000%	1,050.00	-50.00%	-35.00%	-35.00%
2,100.00	0.00%	0.000%	0.00	-100.00%	-85.00%	-85.00%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 2,100 to an Average Index Level of 2,520 but decreases from the Initial Index Level of 2,100 to an Ending Index Level of 1,995.  Because the Average Index Level of 2,520 is greater than the Initial Index Level of 2,100 and the Averaged Index Return is 20%, the Leveraged Upside Return is equal to 21%.  Because the Ending Index Level of 1,995 is less than the Initial Index Level of 2,100 by up to the Buffer Amount of 15%, the Buffered Downside Return is 0%.  Accordingly, the investor receives a payment at maturity of $1,210 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 21% + 0%) = $1,210

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-7

Example 2: The level of the Index increases from the Initial Index Level of 2,100 to an Average Index Level of 2,310 but decreases from the Initial Index Level of 2,100 to an Ending Index Level of 1,575.  Because the Average Index Level of 2,310 is greater than the Initial Index Level of 2,100 and the Averaged Index Return is 10%, the Leveraged Upside Return is equal to 10.50%.  Because the Ending Index Level of 1,575 is less than the Initial Index Level of 2,100 by more than the Buffer Amount of 15% and the Index Return is -25.00%, the Buffered Downside Return is equal to -10%.  Accordingly, the investor receives a payment at maturity of $1,005 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 10.50% + -10%) = $1,005

Example 3: The level of the Index increases from the Initial Index Level of 2,100 to an Average Index Level of 2,205 but decreases from the Initial Index Level of 2,100 to an Ending Index Level of 1,050. Because the Average Index Level of 2,205 is greater than the Initial Index Level of 2,100 and the Averaged Index Return is 5%, the Leveraged Upside Return is equal to 5.25%.  Because the Ending Index Level of 1,050 is less than the Initial Index Level of 2,100 by more than the Buffer Amount of 15% and the Index Return is -50.00%, the Buffered Downside Return is equal to -35%.  Accordingly, the investor receives a payment at maturity of $702.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5.25% + -35%) = $702.50

Scenario D: The Average Index Level is equal to or less than the Initial Index Level, while the Ending Index Level is equal to or greater than the Initial Index Level.

If the Average Index Level is equal to or less than the Initial Index Level, the Leveraged Upside Return will be equal to 0%, regardless of any deprecation of the Average Index Level below the Initial Index Level.  If the Ending Index Level is equal to or greater than the Initial Index Level, the Buffered Downside Return will be equal to 0%, regardless of any appreciation of the Ending Index Level above the Initial Index Level.  Accordingly, under these circumstances, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-8

Sensitivity Analysis — Hypothetical Average Index Levels

The movement of the Index over the term of the notes may have a significant effect on your payment at maturity because your return is calculated based in part on the Average Index Return, which in turn is based on the arithmetic average of the closing levels of the Index on the quarterly Averaging Dates.

The following examples illustrate the determination of the Average Index Level, assume an Initial Index Level of 2,100 and an Upside Leverage Factor of 1.05.  The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.05.  The following results are based solely on the hypothetical example cited.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table below have been rounded for ease of analysis.

Example 1:

Averaging Date	Percent Change in Index	Closing Level of the Index
First	0.00%	2,100.00
Second	5.00%	2,205.00
Third	10.00%	2,310.00
Fourth	15.00%	2,415.00
Fifth	20.00%	2,520.00
Sixth	30.00%	2,730.00
Seventh	40.00%	2,940.00
Eighth	50.00%	3,150.00

Average Index Level:		2,546.25
Average Index Return:		21.25%
Leveraged Upside Return:		22.3125%

Because the level of the Index generally increases steadily over the term of the notes, the Average Index Level is less than the closing level of the Index on the final Averaging Date (i.e., the Ending Index Level).  Under these circumstances, you will not receive the full benefit of the appreciation of the Index between the Pricing Date and the final Averaging Date.

Example 2:

Averaging Date	Percent Change in Index	Closing Level of the Index
First	0.00%	2,100.00
Second	5.00%	2,205.00
Third	10.00%	2,310.00
Fourth	15.00%	2,415.00
Fifth	5.00%	2,205.00
Sixth	0.00%	2,100.00
Seventh	-5.00%	1,995.00
Eighth	-10.00%	1,890.00

Average Index Level:		2,152.50
Average Index Return:		2.50%
Leveraged Upside Return:		2.625%

Because, during the term of the notes, the level of the Index increases steadily before declining, the Average Index Level is greater than the closing level of the Index on the final Averaging Date (i.e., the Ending Index Level).  Under these circumstances, the quarterly averaging convention causes the Average Index Return to be greater than the appreciation of the Index from the Pricing Date to the final Averaging Date.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-9

Example 3:

Averaging Date	Percent Change in Index	Closing Level of the Index
First	0.00%	2,100.00
Second	-5.00%	1,995.00
Third	-10.00%	1,890.00
Fourth	-15.00%	1,785.00
Fifth	-20.00%	1,680.00
Sixth	-30.00%	1,470.00
Seventh	10.00%	2,310.00
Eighth	30.00%	2,730.00

Average Index Level:		1,995.00
Average Index Return:		-5.00%
Leveraged Upside Return:		0.00%

Because, during the term of the notes, the level of the Index steadily declines before increasing sharply during periods near maturity, the Average Index Level is less than the closing level of the Index on the final Averaging Date (i.e., the Ending Index Level) and the Initial Index Level.  Under these circumstances, you will not receive any benefit from the appreciation of the Index between the Pricing Date and the final Averaging Date.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-10

Historical Information

The following graphs show the historical weekly performance of the Index from January 8, 2010 through April 24, 2015.  The closing level of the S&P 500® Index on April 29, 2015 was 2,106.85.

We obtained the various closing levels of the Index above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date or any of the Averaging Dates.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-11

Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Sensitivity Analysis — Hypothetical Average Index Levels” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P 500® Index” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Leveraged Upside Return and Buffered Downside Return of the S&P 500® Index	TS-12